                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Worldtex, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 WORLDTEX LOGO

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Worldtex, Inc. (the "Company") will be held at the Metropolitan Club, One East 60th Street, Third Floor, Morgan Room, New York, New York at 10:00 A.M. (New York City time) on Wednesday, May 24, 2000, for the following purposes:

     - to elect two members of the Board of Directors of the Company (Proposal
       1);

     - to approve amendments to the Company's 1992 Stock Incentive Plan (Proposal 2); and

     - to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on March 31, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     If you will be unable to attend the meeting, you are respectfully requested to sign and return the accompanying proxy in the enclosed envelope.

                                           By Order of the Board of Directors,

                                           /s/ Mitchell R. Setzer

                                           MITCHELL R. SETZER
                                           Secretary

April 24, 2000

                                 WORLDTEX, INC.
                             ---------------------

                                PROXY STATEMENT

                             ---------------------

     This proxy statement is furnished to the stockholders of Worldtex, Inc. (hereinafter referred to as the "Company" or "Worldtex") in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held on May 24, 2000. The address of the Company's principal executive office and the Company's mailing address is 915 Tate Blvd, SE, Suite 106, Hickory, North Carolina 28602 and the telephone number of its principal executive office is
(828) 322-2242. This proxy statement and the enclosed proxy are being sent to stockholders commencing on or about April 26, 2000.

     The enclosed proxy is solicited by the Board of Directors of the Company. Execution of the proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person or to revoke the proxy. A proxy may be revoked at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telecopy.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The Company is authorized to issue up to 40,000,000 shares of common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value. The only outstanding class of voting securities of the Company is its Common Stock, of which there were 14,271,171 shares outstanding at March 31, 2000. Each share is entitled to one vote. Only holders of Common Stock of record at the close of business on March 31, 2000 will be entitled to vote at the Annual Meeting of Stockholders.

     The following persons were known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock as of the dates indicated below (based on Schedule 13D and 13G filings with the Securities and Exchange Commission ("SEC")):

                                                                SHARES      PERCENT
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED      OF CLASS
            ------------------------------------              -----------   --------
William Ehrman, Frederic Greenberg, Julia Oliver and Jonas
  Gerstl....................................................  4,878,495(1)   34.20%
  350 Park Avenue, 11th Floor
  New York, NY 10022
Dimensional Fund Advisors, Inc..............................  1,120,527(2)    7.85
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

(1) Form 13D/A filed with the SEC indicates ownership as of March 27, 2000. See "Acquisition by Investment Managers of 34% of the Common Stock" below. Reported that these individuals are the members of EGS Management, L.L.C. ("EGS Management") and EGS Partners, L.L.C. ("EGS Partners"); that EGS Management is the beneficial owner of 1,767,877 shares, comprised of 1,083,430 shares (7.6% of the outstanding shares) beneficially owned by EGS Associates, L.P. and additional shares beneficially owned by FK Investments L.P., BEV Partners, L.P. and Jonas Partners, L.P., which are private investment partnerships; that EGS Partners is the beneficial owner of 3,110,618 shares (21.8% of the outstanding shares) purchased for discretionary accounts managed by it; that such individuals, by virtue of their status as members of EGS Management and EGS Partners, were the beneficial owners of such shares; and that such beneficial ownership consisted of shared power to dispose of and to vote such shares.
                                         (Footnotes continued on the next page.)

(2) Form 13G filed with the SEC indicates ownership as of December 31, 1999. Reported that Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). Reported sole voting and dispositive power over the securities that are owned by the Funds and disclaimed beneficial ownership of all such shares.

ACQUISITION BY INVESTMENT MANAGERS OF 34% OF THE COMMON STOCK

     On February 28, 2000, a Schedule 13D report was filed with the SEC stating that certain investment managers were the beneficial owners of approximately 34.1% of the outstanding shares of Worldtex common stock. According to the
Schedule 13D filing, William Ehrman, Frederic Greenberg, Jonas Gerstl, William Lautman and Julia Oliver (collectively the "EGS Persons"), the principals of the firm EGS Partners, L.L.C., were the beneficial owners of such shares, which were held by certain investment partnerships or in discretionary accounts over which they have investment authority. The filing states that the Worldtex shares were acquired for investment. On March 31, 2000, an amendment to such Schedule 13D report was filed increasing the number of shares beneficially owned to approximately 34.2% of the outstanding shares and reporting that William Lautman had ceased to be a member of EGS Management and EGS Partners and, accordingly, was no longer the beneficial owner of shares included in such report.

     As a consequence of the filing of such report, the "poison pill" shareholder rights attached to the outstanding Worldtex common stock were required to trade separately from such stock and become exercisable after 10 days, unless otherwise provided by the Worldtex Board of Directors. If the rights had become exercisable, each right holder (other than the EGS Persons) would have been entitled to pay $30 per right and receive Worldtex common stock (or a common stock equivalent) with a value of $60 (determined pursuant to the agreement governing the rights). In addition, the Board of Directors of Worldtex had the option to exchange each right (other than rights held by the EGS Persons) for one share of Worldtex common stock. The Board of Directors subsequently extended the initial 10-day period on several occasions in order to permit discussions with the EGS Persons.

     On March 27, 2000, Worldtex entered into a Standstill Agreement (the "Standstill Agreement") with the EGS Persons and certain related entities (collectively, the "EGS Parties"). Pursuant to the Standstill Agreement, Worldtex amended its "poison pill" shareholder rights plan to prevent the rights from trading separately or becoming exercisable as a result of the announced beneficial ownership by the EGS Parties, unless the Board of Directors of Worldtex determines that there has been a breach by an EGS Party of the Standstill Agreement.

     Under the Standstill Agreement, the EGS Parties agreed, among other things, not to (i) acquire additional shares of Worldtex common stock, (ii) encourage other persons to acquire Worldtex common stock, (iii) submit or encourage a proposal for the acquisition of Worldtex, (iv) make any solicitation of proxies for Worldtex common stock, (v) sell any Worldtex common stock, except sales of not more than 5% of the outstanding shares in any 90 day period so long as the buyer is not and will not thereby become the beneficial owner of 5% or more of the Worldtex common stock or (vi) submit any shareholder proposal. In addition, each EGS Party agreed to vote the Worldtex common stock beneficially owned by it, at its option, (i) in the manner recommended by the Worldtex Board of Directors or (ii) in the same proportion as the votes of other holders of Worldtex common stock. The EGS Parties also agreed to make payments to Worldtex aggregating $800,000, in reimbursement of certain expenses. The term of the Standstill Agreement is ten years.

     Also as a result of such acquisition of Worldtex common stock by the EGS Persons, all outstanding stock options granted under the 1992 Stock Incentive Plan of Worldtex, representing the right to purchase approximately 1,760,000 shares of Worldtex common stock at exercise prices from $2.81 to $6.75 per share, and tandem limited stock appreciation rights became vested and exercisable. The 60-day period for exercising the limited stock appreciation rights expired without any exercises. In addition, Barry D. Setzer, Chairman of the Board, President and Chief Executive Officer of Worldtex, and Marty R. Kittrell, Senior Vice President and Chief Financial Officer of Worldtex, each asserted that, under the terms of his employment agreement with Worldtex, he was entitled to terminate his employment and receive payment of 2.99 times his "base amount" (as defined). If both officers were entitled to exercise such right, Worldtex would be obligated to make severance payments of approximately $2.1 million. The Worldtex Board of Directors took the position that such officers were not entitled to exercise such right. In order to settle the matter and retain the services of Mr. Setzer, Worldtex and Mr. Setzer entered into a new employment contract and terminated his existing contract, as described below under "Executive Compensation -- Employment and Severance Agreements." Worldtex was unable to reach a settlement with Mr. Kittrell, and he resigned on March 31, 2000 and claimed the right to a severance benefit of approximately $670,000. Worldtex expects that Mr. Kittrell will commence arbitration proceedings seeking such payment.

SECURITY OWNERSHIP OF MANAGEMENT

     As of March 1, 2000, shares of Common Stock were beneficially owned by directors, by the executive officers required to be listed in the Summary Compensation Table below (see "Executive Compensation"), and by all directors and executive officers as a group as follows:

                                                               SHARES          PERCENT
                            NAME                              OWNED(1)       OF CLASS(2)
                            ----                              ---------      -----------
Claude D. Egler.............................................     75,000(3)          *
John B. Fraser..............................................     17,000(4)          *
Edward W. Gleadall..........................................     65,000(5)          *
Salim Ibrahim...............................................     38,000(6)          *
Marty R. Kittrell...........................................    130,000(7)          *
Kenneth W. O'Neill..........................................     94,176(8)          *
Willi Roelli................................................     30,000(9)          *
Barry D. Setzer.............................................    670,900(10)      4.53
Mitchell R. Setzer..........................................     70,397(11)         *
Michael B. Wilson...........................................     24,184(12)         *
John K. Ziegler.............................................    295,508(13)      2.07
All Directors and Executive Officers as a Group.............  1,540,165(14)     10.10

---------------

 *  Less than one percent
(1) The persons included in the table had sole voting and investment power with respect to shares reported as beneficially owned, except as otherwise indicated in the following notes. "Shares Owned" includes shares owned directly and indirectly as of March 1, 2000, plus the number of shares that a particular owner (or group of owners) has a right to acquire within 60 days of such date.
(2) Percentages are calculated by dividing (x) shares in the "Shares Owned" column by (y) the number of shares outstanding as of March 1, 2000, plus the number of shares that a particular owner (or group of owners) has a right to acquire within 60 days of such date.
(3) Includes 70,000 shares issuable upon the exercise of stock options that are currently exercisable.
(4) Includes 4,000 shares issuable upon the exercise of stock options that are currently exercisable.
(5) Includes 65,000 shares issuable upon the exercise of stock options that are currently exercisable.
(6) Includes 10,000 shares issuable upon the exercise of stock options that are currently exercisable.
(7) Includes 100,000 shares issuable upon the exercise of stock options that were exercisable as of March 1, 2000. Mr. Kittrell terminated his employment with the Company effective March 31, 2000, and such options were simultaneously terminated.
(8) Includes 70,000 shares issuable upon the exercise of stock options that are currently exercisable and 12,831 shares held at December 31, 1999 in Mr. O'Neill's account under the Company's Profit Sharing and Retirement Savings Plan as to which he directs the voting by the Plan's Trustee.
(9) Includes 10,000 shares issuable upon the exercise of stock options that are currently exercisable and 1,000 shares owned by Mr. Roelli's wife.
                                         (Footnotes continued on the next page.)

(10) Includes 550,000 shares issuable upon the exercise of stock options that are currently exercisable and 21,826 shares held at December 31, 1999 in Mr. Setzer's account under the Company's Profit Sharing and Retirement Savings Plan as to which he directs the voting by the Plan's Trustee.
(11) Includes 52,000 shares issuable upon the exercise of stock options that are currently exercisable and 11,813 shares held at December 31, 1999 in Mr. Setzer's account under the Company's Profit Sharing and Retirement Savings Plan as to which he directs the voting by the Plan's Trustee.
(12) Includes 10,000 shares issuable upon the exercise of stock options that are currently exercisable.
(13) Includes 10,000 shares issuable upon the exercise of stock options that are currently exercisable, 590 shares held by Mr. Ziegler as Co-Trustee for the benefit of his children, as to which Mr. Ziegler shares voting and investment power, and 13,510 shares held by Mr. Ziegler as Trustee for the benefit of his wife, as to which Mr. Ziegler has sole voting and investment power.
(14) Includes 981,000 shares issuable upon the exercise of stock options that are currently exercisable, 46,470 shares held at December 31, 1999 in the holders' accounts under the Company's Profit Sharing and Retirement Savings Plan as to which the holders direct the voting by the Plan's Trustee, and 15,100 shares indirectly owned, as indicated above.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). The Board currently consists of seven directors.

     At this year's Annual Meeting, two Class II directors are to be elected to serve for three year terms expiring at the 2003 Annual Meeting. The two nominees are Salim M. Ibrahim and Barry D. Setzer. Mr. Ibrahim and Mr. Setzer were previously elected to the Board by the stockholders. The remaining five directors in Classes I and III were previously elected by stockholders and will continue to serve their terms of office, which will expire at the Annual Meetings to be held in 2002 and 2001, respectively. The Board of Directors adopted a policy in July 1995 which established a maximum age for election of the directors of the Company. The policy states that no person shall be nominated by the Nominating Committee for election as a director of the Company or elected by the Board to fill a vacancy in the Board if such person has attained, or during the term of his or her election as a director would attain, the age of 75.

     If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the accompanying proxy may be voted for such other person as may be determined by the holders of such proxies.

     Directors are elected by a plurality vote. Under the Company's Certificate of Incorporation and By-Laws and under Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to a nominee.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH NOMINEE LISTED BELOW.

     The following table sets forth information with respect to each nominee for election as a director of the Company:

NAME OF NOMINEE;                     YEAR TERM
POSITIONS AND OFFICES               WOULD EXPIRE  DIRECTOR   PRINCIPAL OCCUPATIONS DURING LAST FIVE YEARS;
WITH COMPANY                  AGE    AND CLASS     SINCE                  OTHER DIRECTORSHIPS
---------------------         ---   ------------  --------   ---------------------------------------------
Salim M. Ibrahim,...........  67        2003        1996     Vice President and General Manager, E.I.
  Director                            Class II                 DuPont de Nemours (textiles) (1987 to 1996);
                                                               President, Worldwide Textile Institute
                                                               (1992 to 1995); Director, Courtaulds
                                                               Textiles, U.K. (textiles); Director, The
                                                               Woolmark Co., Australia (textiles);
                                                               Chairman, Supervisory Board, DuPont,
                                                               Netherlands; Director, Chargeurs, France
                                                               (textiles).
Barry D. Setzer,............  57        2003        1992     Chairman of the Board of the Company
  Director; Chairman of               Class II                 (January 1999 to present); President and
  the Board, President                                         Chief Executive Officer of the Company
  and Chief Executive                                          (May 1994 to present); executive officer of
  Officer                                                      the Company, or of a subsidiary or
                                                               predecessor of the Company since 1972.

     The following table sets forth information with respect to those incumbent directors whose terms will continue after the Annual Meeting:

NAME OF DIRECTOR;                   YEAR TERM
POSITIONS AND OFFICES                EXPIRES                    PRINCIPAL OCCUPATIONS DURING LAST FIVE YEARS;
WITH COMPANY                  AGE   AND CLASS  DIRECTOR SINCE                OTHER DIRECTORSHIPS
---------------------         ---   ---------  --------------   ---------------------------------------------
John B. Fraser,.............  65      2002          1992        Consultant (January 1999 to present);
  Director                           Class I                      President, Geneva Financial Corp. (investment
                                                                  banking) (July 1994 to January 1999);
                                                                  Managing Director, Citibank, N.A. (June
                                                                  1987 to July 1994); Director,
                                                                  BiznessOnline.com, Inc. (Internet service
                                                                  provider).
Willi Roelli,...............  66      2002          1996        President and Director, Diethelm Holding
  Director                           Class I                      (USA) Ltd. (a holding company) (1988 to
                                                                  present); Director, Alex C. Fergusson, Inc.
                                                                  (specialty chemicals); Director, d-SCAN
                                                                  Inc. (furniture).
Michael B. Wilson,..........  63      2002          1992        Consultant (1997 to present); Vice President
  Director                           Class I                      Sales, Inbrand, Inc. (hygiene products) (1995
                                                                  to 1997); President and Chief Executive
                                                                  Officer, Innova Pure Water, Inc. (filtered
                                                                  water) (1993 to 1995); Director, Catalina
                                                                  Marketing Corporation (advertising).
Claude D. Egler,............  65      2001          1994        Retired since January 1997; Vice President of
  Director                          Class III                     the Company (August 1992 to December 1996);
                                                                  President and Managing Director of Filix,
                                                                  s.a. (formerly Filix Lastex, s.a.), a
                                                                  subsidiary of the Company (1990 to December
                                                                  1996).
John K. Ziegler,............  63      2001          1992        Chief Executive Officer of Willcox & Gibbs,
  Director; Consultant              Class III                     Inc. (distributor of parts and supplies
  to the Company                                                  for the apparel industry) (July 1994 to
                                                                  present); Consultant to the Company
                                                                  (November 1994 to present).

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 1999. All directors attended at least 75% of the meetings of the Board of Directors and of Committees of which they were members with the exception of Mr. Ibrahim, who attended 50% of the meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. The Executive Committee is authorized to act on behalf of the Board in the event of matters which require action between meetings of the Board. The committee may perform all duties and exercise all authority of the Board, except for those duties and authorities which are exclusively reserved to the Board by statute. The Executive Committee is composed of Messrs. B. Setzer (Chairman), Fraser and Ziegler. The committee did not meet in 1999.

     Audit Committee. The Audit Committee is composed entirely of non-management directors. Its principal responsibilities are to review procedures and activities with respect to auditing, internal accounting controls and financial reporting. The Audit Committee is composed of Messrs. Fraser (Chairman), Roelli and Wilson. It held two meetings in 1999.

     Nominating Committee. The Nominating Committee is authorized, among other things, to recommend changes in the size and membership of the Board and to identify and nominate qualified candidates for Board membership. The Company's By-Laws include provisions setting forth specific conditions under which persons may be nominated as directors at an annual meeting of stockholders. See "Stockholder Proposals". The Nominating Committee is composed of Messrs. B. Setzer (Chairman), Fraser and Ziegler. It held one meeting in 1999.

     Compensation Committee. The Compensation Committee reviews compensation matters, including adoption and implementation of benefit plans, and takes action or makes recommendations when appropriate. The Compensation Committee is composed of Messrs. Ziegler (Chairman), Ibrahim and Wilson. It held two meetings in 1999.

DIRECTOR COMPENSATION

     Directors who are not also officers are paid an annual fee of $12,000 per year. In addition, directors are paid $900 for each Board or Committee meeting attended.

     The Company's 1992 Stock Incentive Plan currently provides for a one-time grant of a stock option to purchase 10,000 shares of Common Stock to each "Outside Director" of the Company (defined as a director who is other than one who is an officer or employee of the Company or of an entity in which the Company owns at least a 20% interest). The option was granted at the close of the 1994 Annual Meeting of Stockholders to each person who was then an Outside Director, and on the date of election to the Board to each subsequently elected Outside Director. While the Board has authority to determine the terms of such option, all options granted to Outside Directors to date have had the following terms: The option price is equal to the fair market value of the Common Stock on the date of the option grant (or, in some cases, the date the individual agreed to become a director) and the exercise price may be paid in cash or shares of Common Stock which have been owned by the optionee for at least six months (with such shares valued based on the fair market value of the Common Stock on the date of option exercise). The option becomes exercisable in 20% increments on each of the first five anniversaries of the date following the date of grant, provided the optionee is a director of the Company on such date. The option will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's service as a director. Upon retirement, the optionee will have the right to exercise the option for a period of three months from the date of retirement. If the optionee dies during his or her period of service as a director, the optionee's legal representative will have the right to exercise the option for a period of twelve months after the optionee's death, even if such option would otherwise have expired earlier. An option exercised after termination of service can only be exercised to the extent it was exercisable at the time of such termination of service. Stock options granted to Outside Directors are not transferable except by will or by the laws of descent and distribution. See "Amendment to the 1992 Stock Incentive Plan (Proposal 2)" for information about a proposed amendment to increase the number of shares available under the Stock Incentive Plan and to authorize periodic grants of stock options to Outside Directors.

     Mr. Ziegler has been retained as a consultant to the Company since November 1994, primarily to advise and assist in the evaluation and implementation of mergers, acquisitions, joint ventures and new business opportunities available to the Company. He is paid $100,000 per year less any fees received as a director of the Company for his services in such capacity.

LEGAL PROCEEDINGS

     Mr. Ziegler has been the Chief Executive Officer of Willcox & Gibbs, Inc. since July 1994. On April 20, 1999, Willcox & Gibbs, Inc. and its subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. On April 3, 2000, the plan of reorganization of Willcox & Gibbs was confirmed by the Bankruptcy Court.

                               EXECUTIVE OFFICERS

     The following table sets forth information with respect to the Company's current executive officers:

NAME OF OFFICER                          AGE    OFFICE AND PRINCIPAL OCCUPATIONS DURING LAST FIVE YEARS
---------------                          ---    -------------------------------------------------------
Barry D. Setzer........................  57    Chairman of the Board of the Company (January 1999 to
                                                 present); President and Chief Executive Officer of the
                                                 Company (May 1994 to present); executive officer of the
                                                 Company, or a subsidiary or predecessor of the Company
                                                 since 1972.
Mitchell R. Setzer.....................  50    Treasurer and Secretary of the Company (August 1992 to
                                                 present); executive officer of a subsidiary of the
                                                 Company since 1989.
Edward W. Gleadall.....................  59    Vice President of the Company (January 1999 to present);
                                                 President of Elastic Corporation of America, Inc., a
                                                 subsidiary of the Company (December 1997 to present);
                                                 President of Elastic Corporation of America, a division
                                                 of NFA, Inc. (producer of narrow elastic fabrics) (1991
                                                 to December 1997).
Kenneth W. O'Neill.....................  55    Vice President of the Company (August 1992 to present);
                                                 President of Regal Manufacturing Company, Inc., a
                                                 subsidiary of the Company (August 1988 to present).
Donald W. Pruitt.......................  51    Controller of the Company (December 1995 to present);
                                                 Controller of Carolina Freight Corporation (trucking)
                                                 (1993 to October 1995).

     There is no family relationship between any of the executive officers.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation of the Chief Executive Officer of the Company and each of the Company's four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the Company's 1999, 1998 and 1997 fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                      COMPENSATION
                                                ANNUAL COMPENSATION   ------------
                                                -------------------     OPTIONS/      ALL OTHER
                                                 SALARY     BONUS         SARS       COMPENSATION
NAME AND CURRENT PRINCIPAL POSITIONS     YEAR     ($)        ($)          (#)            ($)
------------------------------------     ----   --------   --------   ------------   ------------
Barry D. Setzer........................  1999   $350,000   $143,672     100,000        $167,732(1)
  Chairman of the Board, President       1998    350,000    231,458        None         108,578
  and Chief Executive Officer            1997    350,000    207,062        None          85,640
Edward W. Gleadall.....................  1999    200,000         50      15,000           4,275(3)
  Vice President; President of Elastic   1998    200,000         50      50,000          21,103
  Corporation of America, Inc.(2)
Marty R. Kittrell......................  1999    180,000     89,165        None               0
  Former Senior Vice President and       1998          0          0     100,000               0
  Chief Financial Officer(4)
Kenneth W. O'Neill.....................  1999    139,583      5,865        None           1,816(5)
  Vice President; President of Regal     1998    125,000      8,965      42,500          10,288
  Manufacturing, Inc.                    1997    125,000     12,261        None           2,445
Mitchell R. Setzer.....................  1999    120,000     13,378      10,000           1,976(6)
  Secretary and Treasurer                1998    100,000     40,000      32,000           6,174
                                         1997    100,000     41,096      10,000           1,842

---------------

(1) Includes $3,160 in matching 401(k) contributions under the Company's Profit Sharing and Retirement Savings Plan, $116,600 in premiums on life insurance policies and $47,972 representing the imputed annual interest attributable to the Company's interest-free loan to Mr. Setzer which becomes due August 2002.
(2) Mr. Gleadall became an executive officer of the Company in January 1999.
(3) Includes $3,333 in matching 401(k) contributions under the Company's Profit Sharing and Retirement Savings Plan and $942 in premiums on life insurance policies.
(4) Mr. Kittrell entered into an employment agreement with the Company and became an executive officer on December 22, 1998. Mr. Kittrell terminated his employment with the Company effective March 31, 2000.
(5) Includes $1,816 in matching 401(k) contributions under the Company's Profit Sharing and Retirement Savings Plan.
(6) Includes $1,976 in matching 401(k) contributions under the Company's Profit Sharing and Retirement Savings Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
                       --------------------------------------------                       POTENTIAL REALIZABLE
                         NUMBER OF                                                          VALUE AT ASSUMED
                        SECURITIES      % OF TOTAL                                        RATES OF STOCK PRICE
                        UNDERLYING     OPTIONS/SARS                                         APPRECIATION FOR
                       OPTIONS/SARS     GRANTED TO      EXERCISE                             OPTION TERM(3)
                          GRANTED      EMPLOYEES IN   OR BASE PRICE      EXPIRATION       ---------------------
NAME                      (#)(1)       FISCAL YEAR      ($/SHARE)          DATE(2)         5% ($)      10% ($)
----                   -------------   ------------   -------------   -----------------   ---------   ---------
Barry D. Setzer......     100,000         30.86%         $2.810            May 20, 2009   $176,700    $447,800
Edward W. Gleadall...      15,000          4.63           3.375       February 16, 2009     31,838      80,681
Mitchell R. Setzer...      10,000          3.09           3.375       February 16, 2009     21,225      53,787

---------------

(1) The options were initially exercisable in installments such that 20% of each option would become exercisable on each anniversary of the date of grant. However, on August 12, 1999, the options became fully vested and exercisable pursuant to their terms when the EGS Persons became the beneficial owners of 25% of the Company's Common Stock. See "Acquisition by Investment Managers of 34% of the Common Stock" above. Each option was granted in tandem with a limited stock appreciation right which is exercisable only during the 60-day period following a change of control, and which entitles the optionee to receive, in lieu of exercising the option, the option spread based on the highest price paid for a share of Common Stock in the 90 days preceding the change of control. See "Change of Control Provisions" below. None of the limited SARs were exercised during 1999.
(2) The options/SARs are subject to termination prior to their expiration date in the event of a termination of employment.
(3) This information is provided pursuant to the rules of the Securities and Exchange Commission. Using $2.810, the market price of the Company's Common Stock on the date of the option grant to Mr. B. Setzer, the 5% and 10% annual rates of appreciation would result in per share prices of $4.577 and $7.288, respectively, at the end of the 10 year option term. Using $3.375, the market price of the Company's Common Stock on the date of the options grant to Messrs. Gleadall and M. Setzer, the 5% and 10% annual rates of appreciation would result in per share prices of $5.498 and $8.754, respectively, at the end of the 10 year option term. This presentation is not a prediction of possible future prices of the Company's Common Stock.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING                   IN-THE-MONEY
                                                           UNEXERCISED OPTIONS/SARS            OPTIONS/SARS
                                                             AT FISCAL YEAR-END(1)         AT FISCAL YEAR-END(1)
                                   SHARES       VALUE     ---------------------------   ---------------------------
                                  ACQUIRED     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                             ON EXERCISE     ($)          (#)            (#)            ($)            ($)
----                             -----------   --------   -----------   -------------   -----------   -------------
Barry D. Setzer................      --         $   --      550,000          --           $   --         $   --
Edward W. Gleadall.............      --             --       65,000          --               --             --
Marty R. Kittrell..............      --             --      100,000          --               --             --
Kenneth W. O'Neill.............      --             --       70,000          --               --             --
Mitchell R. Setzer.............      --             --       52,000          --               --             --

---------------

(1) Due to the acquisition of beneficial ownership of 25% of the Company's Common Stock by the EGS Persons, all options are fully vested and exercisable. See "Acquisition by Investment Managers of 34% of the Common Stock" above.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Mr. B. Setzer and the Company were parties to an employment contract, dated as of November 15, 1993, pursuant to which the Company employed Mr. Setzer in a senior executive capacity for an indefinite period, subject to termination by either the Company or Mr. Setzer upon not less than three years' notice. Under this employment contract, Mr. Setzer was entitled to receive a base salary of no less than $275,000 per annum and a bonus for each fiscal year in an amount equal to 2% of annual net income (before taxes and after certain interest charges) in excess of 12% of the average of the tangible net worth of the Company for the current and immediately preceding fiscal years, reduced by any awards earned under Regal Manufacturing's incentive bonus plan for the particular year. Mr. Setzer was also entitled to receive a supplemental retirement benefit, payable in monthly installments over a ten year period following his retirement, in an aggregate amount equal to 400% of his highest annual compensation in effect at any time during his employment with the Company. He would become fully vested in this benefit on attaining age
65. Mr. Setzer's contract contained provisions for termination and severance payments in case of a Change in Control Event, as described below under "Change of Control Provisions." The Company was also obligated to maintain in effect certain insurance policies on Mr. Setzer's life, and to transfer the ownership of such policies to Mr. Setzer in the event notice is given of the termination of his employment contract.

     As discussed under "Acquisition by Investment Managers of 34% of the Common Stock", Mr. B. Setzer asserted that, as a result of the acquisition of beneficial ownership of 20% of the Company Common Stock by the EGS Persons, he had the right to terminate his employment contract and receive the severance benefit payable in case of a Change in Control Event, which totalled approximately $1,400,000. The Company took the position that he did not, but in order to settle the matter and retain Mr. Setzer's services as Chief Executive Officer of the Company, on April 20, 2000, Mr. Setzer and the Company entered into a new employment agreement and terminated the existing agreement. Under the new employment agreement, in order to settle Mr. Setzer's claims, the Company paid to Mr. Setzer $350,000 and granted to Mr. Setzer options to purchase 325,000 shares of Company Common Stock at an exercise price of $1.50 per share. Such options vest in equal annual installments over three years and expire after five years. The other terms of the new employment agreement are substantially the same as Mr. Setzer's existing agreement, except: (a) Mr. Setzer's annual base salary was increased to $400,000; (b) the requirement of three years' notice of termination was deleted and replaced with a right of termination by the Company for any reason other than death, disability or cause (as defined) on at least 30 days' notice, subject to payment of a severance benefit of three times Mr. Setzer's then current salary; (c) certain of the provisions relating to Mr. Setzer's rights upon a "change of control" were revised, as described under "Change of Control Provisions" below and (d) the Company agreed to pay premiums on certain life insurance policies owned by Mr. Setzer, rather than maintain policies owned by the Company that were transferable to Mr. Setzer. In addition, the Company had originally agreed to grant to Mr. Setzer options for an additional 100,000 shares to settle such claims, but Mr. Setzer instead requested that he be given the authority to grant options for that number of shares to other employees on the same terms that were otherwise applicable to his new options. The Company agreed to grant this authority to Mr. Setzer immediately after this year's annual meeting of stockholders (or, if Proposal 2 described herein is not approved by stockholders, with respect to 75,000 rather than 100,000 shares).

     Prior to his termination of employment on March 31, 2000, Mr. Kittrell and the Company were parties to an employment contract pursuant to which the Company agreed to employ Mr. Kittrell in a senior executive capacity for an indefinite period, subject to termination by either the Company or Mr. Kittrell upon not less than thirty days' notice. Under his employment contract, Mr. Kittrell was entitled to receive a base salary of no less than $180,000 per annum and a bonus for each fiscal year in an amount equal to 0.5% of annual net income (before taxes and after certain interest charges) in excess of 12% of the average of the tangible net worth of the Company and its subsidiaries for the current and immediately preceding fiscal years. As provided in his employment contract, in no event would Mr. Kittrell receive less than a $50,000 bonus for 1999. Mr. Kittrell was also granted options to purchase 100,000 shares of the Company's common stock at an exercise price of $3.38 per share. Mr. Kittrell's contract contained provisions for termination and severance payments in case of a Change in Control Event, as described below under "Change of Control Provisions." The Company was also obligated to provide Mr. Kittrell a car allowance of not less than $9,000 per annum. In connection with his termination of employment, Mr. Kittrell has claimed the right to the payment of a substantial severance benefit. See "Acquisition by Investment Managers of 34% of Common Stock".

     Mr. Gleadall and the Elastic Corporation of America, Inc. ("ECA"), a subsidiary of the Company, are parties to an employment contract pursuant to which ECA employs Mr. Gleadall in an executive capacity for a period expiring on December 31, 2000, subject to termination by either ECA or Mr. Gleadall on not less than nine months' notice. The contract automatically renews for successive three year terms upon the achievement of certain financial performance targets of ECA. Under his employment contract, Mr. Gleadall is entitled to receive a base salary of no less than $200,000 per annum and a bonus for each fiscal year contingent upon ECA meeting certain financial performance targets. Mr. Gleadall will also be entitled to receive a supplemental retirement benefit, payable in monthly installments over a ten year period following his retirement, in an aggregate amount equal to 400% of his highest annual compensation in effect during the 36 months prior to his 65th birthday. In the event of Mr. Gleadall's death or retirement due to disability prior to his 65th birthday, the payments shall be made in an aggregate amount equal to 400% of his highest annual compensation in effect during the 36 months prior to the date of his death or disability.

EMPLOYEE LOAN

     On August 18, 1995, the Company extended a $600,000 interest-free loan to Mr. B. Setzer, the Company's Chairman of the Board and Chief Executive Officer, due August 18, 2000. On May 20, 1999, the Company amended the loan to extend the maturity date to August 18, 2002. The largest amount outstanding during 1999 with respect to such loan, and the balance thereof as of March 1, 2000, was $600,000.

CHANGE OF CONTROL PROVISIONS

     The employment agreements of Messrs. B. Setzer and Kittrell as in effect during 1999 provided that upon a Change in Control Event (defined to mean the date a person or group other than the Company or an affiliate becomes a 20% beneficial owner of the Company's voting securities, the date on which one-third or more of the Board of Directors consists of persons other than Current Directors (as defined), or the date stockholders approve certain agreements providing for merger, consolidation or disposition of all or substantially all assets of the Company), the employment contracts of Mr. Setzer and Mr. Kittrell would continue for a three year term, subject to earlier termination (i) by the Company upon death, disability, or cause (as defined) or (ii) by the respective executive if he determines in good faith that the Company has taken any of certain specified actions which are inconsistent with his executive status or employment arrangement or if, for any reason, he gives notice of termination during the 30-day period commencing on the 181st day following the Change in Control Event. Upon termination by the Company other than for one of the reasons specified in clause (i) of the preceding sentence, or upon termination by the executive as described in clause (ii), the executive would be entitled to a severance benefit of a lump sum cash amount equal to 2.99 times his "base amount" compensation (as defined in Section 280G(b)(3) of the Internal Revenue
Code), reduced by the amount of other payments which would constitute "parachute payments" for purposes of Section 280G. The executive would also be entitled to this severance benefit if the Company terminated the executive's employment (other than for one of the reasons specified in clause (i) above) prior to a Change in Control Event but after the Company enters into an arrangement or any person announces an intention to take or consider taking actions which would result in a Change in Control Event, and if a Change in Control Event occurs within three years. If Messrs. Setzer and Kittrell were entitled to severance benefits as a result of the acquisition by the EGS Persons of beneficial ownership of 20% of the Company's Common Stock during March 1999, their respective base amount compensation as of such date would have entitled them to severance payments of $1,430,828 and $671,060, respectively. See "Acquisition by Investment Managers of 34% of the Common Stock" above.

     The new employment contract between Mr. Setzer and the Company entered into in April 2000 retains the Change of Control provisions as described above, except that the level of beneficial ownership of the Company's voting securities required to trigger a Change of Control Event was increased from 20% to more than 50% and the right of Mr. Setzer to terminate employment for any reason and receive the severance benefit was deleted.

     The Company's 1992 Stock Incentive Plan ("the Plan") provides that if there is a Change of Control of the Company (as defined below), unless otherwise determined by the Compensation Committee or the Board at the time of grant, all stock options and SARs granted under the Plan which are not then exercisable will become fully exercisable and vested and the restrictions and deferral limitations applicable to restricted stock and deferred stock granted under the Plan will lapse and such shares and awards will be deemed fully vested. Limited stock appreciation rights may be exercised only within the 60-day period following a Change of

Control. To the extent the cash payment of any award is based on the fair market value of Company Common Stock, such fair market value shall be the Change of Control Price, as defined below. The Company's outstanding stock options are subject to these provisions, and include tandem limited stock appreciation rights.

     A Change of Control under the Plan occurs on the date a person or group other than the Company or certain of its affiliates becomes a beneficial owner of 25% or more of the voting securities of the Company, the date on which one-third or more of the Board of Directors consists of persons other than Current Directors (as defined) or the date of approval by stockholders of certain agreements providing for merger, consolidation or disposition of all or substantially all assets. The Change of Control Price is the highest price per share of Company Common Stock paid in any open market transaction, or paid or offered to be paid relating to a Change of Control of the Company, at any time during the 90-day period ending with the Change of Control.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of the following key elements: base salary, annual bonuses and periodic grants of stock options. Each element of the overall compensation program of executive officers has a different purpose, as described below:

     Base Salary. Base pay levels are largely determined through comparisons with companies of similar businesses of comparable size. Actual salaries are based on individual performance contributions within a competitive salary range.

     Bonuses. Each of the Company's subsidiaries has an incentive bonus plan that provides for the grant of annual bonuses for management and supervisory employees based on corporate and individual performance. These plans provide for an aggregate yearly bonus pool for each subsidiary determined by reference to achieving and exceeding certain targeted profit levels for such year set for such subsidiary. Bonuses are allocated from this pool to eligible employees based on their relative base salary and an evaluation of their individual performance. In addition, the employment contracts between the Company and Messrs. B. Setzer, Gleadall and Kittrell provide for incentive payments pursuant to a specified formula. See "Employment and Severance Agreements" above.

     Stock Option Awards. Stock option grants are intended to provide incentives for superior long-term future performance. Such grants are intended to create and maintain in the Company the entrepreneurial environment and spirit of a small company as well as to broaden the understanding of the effect that the day-to-day achievements of these employees will have on the long-term value of the Company's stock. The number of stock options awarded to a particular employee is intended to provide a significant portion of such employee's compensation in the form of options and is based on the Committee's subjective judgment of the appropriate value of the employee's entire compensation to be represented by stock options. In general, the Committee expects to grant the largest awards to the Company's Chief Executive Officer due to his substantial influence on the Company's performance.

     Compensation of Chief Executive Officer. Under Mr. Setzer's employment contract as in effect during 1999 and at the direction of the Board of Directors, Mr. Setzer was paid a base salary of $350,000. Of Mr. Setzer's bonus for 1999, $127,296 was awarded in accordance with the formula specified in that contract. In addition, Mr. Setzer was awarded $16,376 in accordance with the Company's holiday bonus formula applicable to all employees. During 1999, Mr. Setzer was granted 100,000 stock options based on the general factors stated above and in light of the fact that he had not been granted any stock options during 1997 and 1998. As a result of the acquisition by the EGS Persons of beneficial ownership of approximately 34.2% of the outstanding shares of the Company's Common Stock, Mr. Setzer asserted that a Change in Control Event had occurred which entitled him to terminate his employment with the Company and receive a severance payment aggregating approximately $1,400,000. The Company took the position that Mr. Setzer was not entitled to such severance payment. In order to settle the matter and induce Mr. Setzer to remain with the Company, in April 2000 the Company negotiated a new employment contract with Mr. Setzer under which Mr. Setzer received a cash payment of $350,000 and options to purchase 325,000 shares of the Company's common stock at an exercise price per share equal to $1.50. In addition, Mr. Setzer's base salary was increased to $400,000 and certain other changes were made in his employment agreement. Mr. Setzer is also entitled to a bonus according to the same formula provided in his previous employment contract. See "Employment and Severance Agreements" above.

     Policy with Respect to Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million for each person the tax deduction that the Company or its subsidiaries can take with respect to the compensation of certain executive officers, unless the compensation is "performance-based." The Committee grants stock options under the Stock Incentive Plan in a manner that qualifies as performance-based. However, with respect to cash bonus plans, the Committee feels that it should not use only mechanical formulas in carrying out its responsibilities for compensating the Company's management, and that it is also appropriate to reward the achievement of subjective, non-quantifiable goals. The Committee believes that these goals, while not properly measurable by the kind of quantifiable targets that are required to qualify compensation as performance-based, are important to the long-term financial success of the Company and to its stockholders. Therefore, the Committee currently intends to continue to make cash bonus payments that do not qualify as performance-based compensation. Moreover, the Committee believes that the current levels of salary and bonuses are sufficiently below the $1 million threshold as to make it unlikely that this threshold would be exceeded in most cases.

                             COMPENSATION COMMITTEE

                           John K. Ziegler, Chairman
                                Salim M. Ibrahim
                               Michael B. Wilson

     The information above under the caption "Board Compensation Committee Report on Executive Compensation" and under the caption "Performance Graph" below shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company expressly states in any such filing that the information under one or more of such captions is incorporated by reference therein.

PERFORMANCE GRAPH

     The following graph shows the total shareholder return of (1) the Company's Common Stock, (2) an index of textile manufacturers published by Media General Financial Services, Inc. ("Media General") and (3) the Standard & Poor's 500 Index over the five year period ended December 31, 1999, based on information provided by Media General. In each case the graph assumes an investment of $100 on December 31, 1994 and that all dividends were reinvested.

                            CUMULATIVE TOTAL RETURN

                                                     WORLDTEX, INC.              INDUSTRY INDEX               S&P 500 INDEX
                                                     --------------              --------------               -------------
1994                                                     100.00                      100.00                      100.00
1995                                                     158.61                       96.93                      137.58
1996                                                     244.82                      124.54                      169.18
1997                                                     218.96                      127.56                      225.61
1998                                                      96.55                      121.77                      290.09
1999                                                      43.00                       78.70                      351.13

                   AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN
                                  (PROPOSAL 2)

     The Company's 1992 Stock Incentive Plan (the "Plan") was adopted in 1992, and has been amended from time to time, most recently in 1998, at which time the Plan as so amended was approved by stockholders. The purposes of the Plan are to enable the Company to attract and retain employees who contribute to the Company's success by their ability, ingenuity and industry, to enable the Company to pay part of the compensation of its Outside Directors in the form of stock options and to enable such employees and Outside Directors to participate in the long-term growth of the Company by giving them an equity interest in the Company.

     The Board of Directors believes that the Plan is accomplishing its purposes. Since only 77,000 shares are available of the 2,100,000 previously authorized by the stockholders, the Board believes that additional shares should be authorized for grant under the Plan. In addition, because a majority of the Outside Directors have not received an option grant since 1994, the Board of Directors believes that the Plan should be amended to authorize additional option grants to Outside Directors.

     Accordingly, at its April 20, 2000 meeting, the Board of Directors took action to amend the Plan, subject to stockholder approval at the 2000 Annual Meeting, to (i) increase the number of shares authorized for awards under the Plan by 300,000, providing for an aggregate of 2,400,000 shares, available since the inception of the Plan and (ii) authorize the grant to each Outside Director of options to purchase 12,000 shares of the

Company's Common Stock on each date that he is elected or reelected to a three-year term on the Board, and the grant, on the date of the 2000 Annual Meeting, of options to purchase 4,000 or 8,000 shares of the Company's Common Stock to Outside Directors whose terms will continue to 2001 or 2002, respectively.

PRINCIPAL PROVISIONS OF THE PLAN

     The following summary of the Plan, as amended (subject to stockholder approval) effective as of May 24, 2000, is qualified in its entirety by reference to the full text of the Plan which is available by written request to the Secretary of the Company at 915 Tate Blvd, SE, Suite 106, Hickory, North Carolina 28602, or by oral request at (828) 322-2242.

     Shares. The total number of shares of the Company's Common Stock available for issuance under the Plan is 2,400,000.

     Shares awarded under the Plan may be authorized or unissued shares or treasury shares. If shares subject to an option under the Plan cease to be subject to such option, or shares awarded under the Plan are forfeited, or an award under the Plan otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares will again be available for future distribution under the Plan. In addition, shares surrendered to the Company or withheld by the Company to satisfy the option exercise price or to satisfy the optionee's tax liability with respect to an award will become available for issuance under the Plan.

     Administration. The Plan is administered by the Compensation Committee or such other committee ("Committee") of not less than two directors as may be appointed by the Board of Directors. The Committee is authorized to, among other things, grant and set the amount and terms of awards to employees (including officers) under the Plan, amend such awards, waive compliance with the terms of such awards and interpret the Plan and awards. The terms of an award under the Plan may vary from participant to participant. With respect to awards to Outside Directors, the Committee has authority to interpret the Plan and awards, adopt administrative regulations and administer the Plan, but not to determine the amount or terms of awards. The Board of Directors has the power to determine the terms (but not the amount) of grants of stock options to Outside Directors and to amend such awards. The number of options to be granted to Outside Directors is fixed in the Plan.

     Participation. The Committee may make awards under the Plan to employees (including officers) of the Company or of an entity in which the Company owns at least a 20% interest. The employee participants in the Plan are selected from those eligible in the sole discretion of the Committee. No employee may be granted awards under the Plan with respect to more than 500,000 shares of Common Stock in any fiscal year. The Plan also provides for the periodic grants of options to purchase shares of Common Stock to each Outside Director of the Company as described below, the terms of such options to be determined by the Board. Outside Directors are not eligible for awards other than stock options.

     Awards to Outside Directors. Each person who was an Outside Director at the close of the 1994 Annual Meeting was granted an option to purchase 10,000 shares of the Company's Common Stock as of such date, and each person who became an Outside Director after such date and before May 24, 2000 was granted an option to purchase 10,000 shares of the Company's Common Stock on the date of his election to the Board. Each person who is elected or reelected as an Outside Director on or after May 24, 2000 shall be granted, as of the date of such election or reelection, an option to purchase 12,000 shares of the Company's Common Stock (or a proportionately reduced option if the election is for a term of less than three years). In addition, each Outside Director whose current term on the Board will continue after the 2000 Annual Meeting shall be granted, as of the date of such meeting, an option to purchase 4,000 shares of Common Stock if his term will expire in 2001, and an option to purchase 8,000 shares of Common Stock if his term will expire in 2002. The terms of the stock options are determined by the Board of Directors, subject to the same restrictions as set forth below with respect to awards of stock options to employees. All stock options granted to Outside Directors are non-qualified stock options under the Internal Revenue Code.

     Awards to Employees. The Plan authorizes the Committee to grant awards to employees (including officers) in the form of stock options, stock appreciation rights, restricted stock, deferred stock, loans, and tax offset payments. Awards may be granted alone or in tandem with other types of awards under the Plan. A summary of these awards is set forth below:

          1. Stock Options. Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares of Common Stock as the Committee determines. A stock option will be exercisable at such times, over such term and subject to such terms and conditions as the Committee determines, at an exercise price determined by the Committee. (ISOs are subject to restrictions as to exercise period and price as required by the Internal Revenue Code.) Payment of the exercise price may be made in such manner as the Committee may provide, including cash, delivery of shares of Common Stock already owned or subject to award under the Plan, or any other manner determined by the Committee. The Committee may provide that the stock options will be transferable.

          Upon an optionee's termination of employment, the option will be exercisable to the extent determined by the Committee, either in the initial grant or an amendment thereto. The Committee may provide that an option which is outstanding on the date of an optionee's death will remain outstanding for an additional period after the date of such death, notwithstanding that such option would have expired earlier under its terms.

          2. Stock Appreciation Rights ("SARs"). Upon the exercise of a SAR, the Company will pay to the employee in cash, Common Stock or a combination thereof (the method of payment to be at the discretion of the Committee), an amount equal to the excess of the fair market value of the Common Stock on the exercise date over the amount determined by the Committee (generally, the exercise price of options granted in tandem with SARs), multiplied by the number of SARs being exercised.

          The Committee may also grant limited SARs that will be exercisable only in the event of a "Change of Control" of the Company (as defined in the Plan). In awarding SARs or limited SARs, the Committee may provide that in the event of a Change of Control, SARs or limited SARSs may be paid on the basis of the "Change of Control Price" (as defined in the Plan.) See "Executive Compensation -- Change of Control Provisions" for a summary of these terms.

          3. Restricted Stock. In making an award of restricted stock, the Committee will determine the periods, if any, during which the stock is subject to forfeiture, and the purchase price, if any, for the stock. The vesting of restricted stock may be unconditional or may be conditioned upon the completion of a specified period of service with the Company or a subsidiary, the attainment of specific performance goals or such other criteria as the Committee may determine.

          During the restricted period, the employee may not sell, transfer, pledge, or assign the restricted stock, except as may be permitted by the Committee. The certificate evidencing the restricted stock will be registered in the employee's name, although the Committee may direct that it remain in the possession of the Company until the restrictions have lapsed. Except as may otherwise be provided by the Committee, upon the termination of the employee's employment for any reason during the period before all restricted stock has vested, or in the event the conditions to vesting are not satisfied, all restricted stock that has not vested will be subject to forfeiture and the Committee may provide that any purchase price paid by the employee, or an amount equal to the restricted stock's fair market value on the date of forfeiture, if lower, shall be paid to the employee. During the restricted period, the employee will have the right to vote the restricted stock and to receive any cash dividends, if so provided by the Committee. Stock dividends will be treated as additional shares of restricted stock and will be subject to the same terms and conditions as the initial grant, unless otherwise provided by the Committee.

          4. Deferred Stock. Deferred stock may be conditioned upon the attainment of specific performance goals or such other criteria as the Committee may determine. In making an award of deferred stock, the Committee will determine the periods, if any, during which the award is subject to forfeiture, and may provide for the issuance of stock pursuant to the award without payment therefor. Upon vesting, the award will be settled in shares of Common Stock, cash equal to the fair market value of such stock, or a combination thereof, as provided by the Committee. During the deferral period set by the Committee, the employee may not sell, transfer, pledge, or assign the deferred stock award. In the event of termination of employment before the expiration of the deferral period, the deferred stock award will be forfeited, except as may be provided by the Committee. Deferred stock will carry no voting rights until such time as the Common Stock is actually issued.

          5. Loans. The Committee may provide that the Company will make, or arrange for, a loan to any employee with respect to the exercise of any stock option granted under the Plan, with respect to the payment of the purchase price, if any, of any restricted stock awarded under the Plan, with respect to any taxes arising from an award under the Plan, or any combination thereof, provided that the Company will not loan to any employee more than (i) the excess of the purchase or exercise price of an award over the par value of any shares of Common Stock awarded, plus (ii) the amount of any taxes arising from such award. The Committee will determine the terms of any such loan.

          6. Tax Offset Payments. The Committee may provide for a tax offset payment to any employee in cash, not in excess of the amount necessary to pay the federal, state, local, and other taxes payable with respect to any award and the receipt of the tax offset payment, assuming the employee is taxed at the maximum tax rate applicable to such income.

     Deferral of Awards. The Committee may permit an employee to elect to defer receipt of any award for a specified period or until a specified event.

     Change of Control Provisions. If there is a Change of Control of the Company, unless otherwise determined by the Board or Committee at the time of the grant, all stock options and SARs which are not then exercisable will become fully exercisable and vested, and the restrictions and deferral limitations applicable to restricted stock and deferred stock will lapse and such shares and awards will be deemed fully vested. Unless the Board or Committee provides otherwise, to the extent the cash payment of any award is based on the fair market value of Common Stock such fair market value shall be the Change of Control Price.

     Amendment. The Plan may be discontinued or amended by the Board of Directors, except that no amendment or discontinuation may adversely affect any outstanding award without the holder's written consent. Amendments may be made without stockholder approval except as required to satisfy stock exchange or regulatory requirements.

     Adjustment. In the case of certain changes in the Company's structure affecting the Common Stock, appropriate adjustments may be made by the Committee, in its sole discretion, in the number of shares reserved under the Plan, in the number of shares as to which awards can be granted to any individual in any fiscal year, in the number of shares covered by options and other awards then outstanding under the Plan and, where applicable, in the amount to be paid by the award holders or the Company pursuant to awards under the Plan. No such adjustments may increase the aggregate value of any outstanding award. If the Committee makes any adjustment under this provision to outstanding stock options, a similar adjustment will be made to the number and terms of stock options granted to Outside Directors under the Plan.

     Certain Federal Income Tax Consequences. The following is a summary of certain federal income tax aspects of stock options which may be awarded under the Plan based upon the laws in effect on the date hereof.

          1. Incentive Stock Options. Generally, no taxable income is recognized by the participant upon the grant of an ISO or upon the exercise of an ISO during the period of his employment with the Company or one of its subsidiaries or within three months (12 months in the event of permanent or total disability, or the term of the option in the event of death) after termination. However, the exercise of an ISO may result in alternative minimum tax liability to the participant. If the participant continues to hold the shares acquired upon exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then upon the sale of the shares any amount realized in excess of the option price will be taxed as capital gain.

          If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the one-year and two-year holding periods described above, then generally the participant will recognize ordinary income in the amount equal to the excess, if any, of the fair market value of the shares on the date of exercise (or, if less, the amount realized on the disposition of the shares) over the option price. Any further gain recognized by the participant on such disposition will be treated as capital gain.

          2. Non-Qualified Stock Options. No income is recognized by the participant at the time the option is granted. Upon exercise of the option, the participant recognizes ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. At disposition, any appreciation after the date of exercise is treated as capital gain.

          3. Company Deductions. As a general rule, the Company or one of its subsidiaries will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee or Outside Director recognizes ordinary income from awards under the Plan, to the extent such income is considered reasonable compensation under the Internal Revenue Code. The Company will not, however, be entitled to a deduction with respect to payments which are contingent upon a change of control if such payments are deemed to constitute "excess parachute payments" pursuant to Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax. In addition, the Company will not be entitled to a deduction to the extent compensation in excess of $1 million is paid to an executive officer named in the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as "performance based" under Section 162(m) of the Code.

BENEFITS UNDER THE PLAN

     If the stockholders approve the amendment of the Plan, it is anticipated that the Committee will make grants under the Plan to employees (including officers) from time to time. The size of future awards and the identity of recipients cannot be determined at this time. It is expected that approximately 50 to 75 employees will be selected to receive awards under the Plan.

     In addition, each of the Outside Directors who will continue to serve on the Board after the 2000 Annual Meeting, and each subsequently elected or reelected Outside Director, will be granted an option to purchase the number of shares of Common Stock described above. The Company currently has six Outside Directors, who, as of the date of the 2000 Annual Meeting, will be granted options to purchase a total of 44,000 shares of Common Stock if shareholders approve the proposed amendment to the Plan.

     With respect to the options to be granted to Outside Directors as of the date of the 2000 Annual Meeting, the Board of Directors currently intends that all of such options will be granted with an exercise price equal to the fair market value of the Common Stock on such date. In addition, the Board currently intends that the 4,000 options to be granted to the Outside Directors whose terms expire in 2001 will all vest on the day preceding the date of the 2001 Annual Meeting, the 8,000 options to be granted to the Outside Directors whose terms expire in 2002 will vest 50% on the day preceding the date of the 2001 Annual Meeting and 50% on the day preceding the date of the 2002 Annual Meeting, and the 12,000 options to be granted to the Outside Directors who are reelected at the 2000 Annual Meeting will vest in three equal installments on the day preceding the date of each of the 2001, 2002, and 2003 Annual Meetings. These options will be exercisable after an Outside Director leaves the Board under the same provisions as described in "Election of Directors -- Director Compensation" above. The Board currently intends to grant each of these stock options with a tandem limited stock appreciation right.

MISCELLANEOUS

     The closing price of the Common Stock on the New York Stock Exchange Composite Tape on April 20, 2000 was $.75.

     Approval of the amendment to the 1992 Stock Incentive Plan requires the affirmative vote of a majority of the Common Stock represented in person or by proxy at the Annual Meeting and voting either for or against, or abstaining from voting on, such matter. Accordingly, abstentions will have the effect of a vote against. Broker "non-votes" (shares not voted on a matter because the nominee holding shares for a beneficial owner neither receives voting instructions from such beneficial owner nor has discretionary voting power with respect thereto) will not have an effect on the vote at the Annual Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN.

                            INDEPENDENT ACCOUNTANTS

     The Company has retained Deloitte & Touche LLP as its independent accountants to audit the Company's financial statements for the year ended December 31, 2000. A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Stockholders with the opportunity to respond to appropriate questions and make a statement, if so desired.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and officers and beneficial owners of more than 10% of its Common Stock file reports of ownership and changes of ownership of the Company's equity securities with the SEC and the New York Stock Exchange. The Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 1999, except that Mr. Gleadall filed a late Form 5 reporting one transaction. EGS has not filed any reports under Section 16(a) with respect to its acquisitions of the Company's Common Stock.

                             STOCKHOLDER PROPOSALS

     Pursuant to the By-Laws of the Company, nominations for the election of directors may be made by the Board of Directors, the Nominating Committee or any stockholder entitled to vote for the election of directors, provided such stockholder has delivered written notice of his intention to make such nomination in accordance with the By-Laws. Such notice must be delivered to or mailed, postage prepaid, and received by the Secretary of the Company at 915 Tate Blvd, S.E., Suite 106, Hickory, North Carolina 28602, in the case of an annual meeting, not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting, (i.e. not later than February 23, 2000 for the Annual Meeting expected to be held in May, 2001). However, if the Annual Meeting is to be held more than 30 days before or after the anniversary date of the immediately preceding Annual Meeting, and in the case of any special meeting, such notice must be delivered or received not later than the close of business on the 10th day following the first public disclosure by the Company of the date of such meeting. Each such notice must state: (i) the name and address of the stockholder who intends to make the nomination and of the person(s) to be nominated; (ii) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting), specifying the number and class of shares so held, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made; (iv) such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company, if so elected.

     The By-Laws of the Company also provide that no business may be brought before an Annual Meeting except such business as shall be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, other business brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or business brought before the meeting by a stockholder entitled to vote thereon, provided such stockholder has given written notice of such stockholder's intention to bring such business before the Annual Meeting in accordance with the By-Laws. Such notice must be delivered to, or mailed, postage prepaid, and received by, the Secretary of the Company at the address specified above within the time period described above. Each such notice must state: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder who intends to propose such business; (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting), and that the stockholder intends to appear in person or by proxy at such meeting to propose such business; and (iv) any material interest of the stockholder in such business.

     A copy of the By-Laws of the Company is available by written request to the Secretary of the Company at the above address or by calling the Secretary at
(828) 322-2242.

     In the event that any stockholder desires to present a proposal to be reflected in the Company's form of proxy and proxy statement for the 2001 Annual Meeting of Stockholders, that proposal must be received at the Company's principal offices on or before December 29, 2000 unless a different deadline is announced in one of the Company's quarterly reports on Form 10-Q filed with the SEC. Timely receipt of a stockholder proposal satisfies only one of the various requirements for inclusion of such a proposal in the Company's proxy materials.

                            DISCRETIONARY AUTHORITY

     Management has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The accompanying form of proxy gives discretionary authority, however, in the event that any additional matters should be presented.

                                          By Order of the Board of Directors,

                                          /s/ Mitchell R. Setzer

                                          MITCHELL R. SETZER
                                          Secretary

April 24, 2000

                                 WORLDTEX, INC.

    Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Worldtex, Inc. to be held on May 24, 2000, at 10:00 a.m., at the Metropolitan Club, One East 60th Street, Third Floor, Morgan Room, New York, New York.

    The undersigned hereby appoints Mitchell R. Setzer and Barry D. Setzer, and any one of them, attorneys and proxies, with full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, to vote at the above Annual Meeting and any adjournment thereof all shares of stock that the undersigned would be entitled to vote at such meeting.


                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY




-----------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

                          Please mark your vote as indicated in this example [X]

The Board of Directors Recommends a vote "FOR all nominees" in Proposal 1.

Proposal 1. Election of Messrs. Ibrahim and Setzer as Class II Directors.

                   FOR all               Withheld for all
                   Nominees                  Nominees
                     [ ]                       [ ]

Withheld for the following only: (Write the name of nominee(s) in the space below)

____________________________________________________________________________

The Board of Directors Recommends a vote "FOR" Approval of Proposal 2.

Proposal 2. Approve the amendments to the Company's 1992 Stock Incentive Plan.

                  FOR          AGAINST         ABSTAIN
                  [ ]            [ ]             [ ]

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned such shares will be voted "FOR all Nominees" in Proposal 1 and "FOR" approval of Proposal 2.

                                                         WILL ATTEND MEETING [ ]



Signature                        Signature                     Date
         -----------------------          --------------------     ------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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                            - FOLD AND DETACH HERE -